Exhibit 10.26

RETENTION AND CONSULTING AGREEMENT

This Retention and Consulting Agreement (this "Agreement") is made and entered into as of November 25, 2014, by and between Dick's Sporting Goods, Inc. and Joseph Schmidt ("Executive"). In consideration of the promises in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

1.Definitions. As used in this Agreement, the following defined terms shall have the respective meanings set forth below.
(a)Company. The Company shall mean Dick's Sporting Goods, Inc. and any entity that controls, is under common control with or is controlled by Dick's Sporting Goods, Inc., which includes, without limitation, Golf Galaxy, LLC.
(b)Consulting Period. The Consulting Period shall run from the Retirement Date through April 4, 2015, unless it is terminated earlier by the Executive for Good Reason as set forth in clause (j) below or by the Company for reasons of Cause as set forth in clause (m) below.
(c)Effective Date. The Effective Date of this Agreement shall be the eighth day following Executive's execution of it, as long as it is not revoked prior to the eighth day.
(d)Inventions. The term Inventions shall include, but not be limited to, inventions, products, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs, devices, apparatuses, practices, content, creative works of authorship, computer programs or databases or styles, whether or not patentable or copyrightable.
(e)Proprietary or Confidential Information. The term Proprietary or Confidential Information shall include, but not be limited to, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: any trade secret; trademark, patent, copyright or other intellectual property; sales or production records or data; license arrangements and terms; product or service pricing and pricing policies; business development plans; Inventions; financial statements or information; proprietary software; personnel information and files; vendor and supply arrangements and lists; marketing strategies; customer lists and records; and all other confidential or proprietary business information related to the conduct or strategy of the business of the Company.
(f)Releasees. Releasees means the Company; the present or former directors, members, officers, shareholders, employees, affiliates, agents and advisors (including attorneys) of each entity constituting the Company; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of any of the entities constituting the Company.
(g)Resignation for Good Reason. Resignation for Good Reason shall mean a resignation by Executive by reason of any material breach of this Agreement by the Company. For purposes of this Agreement, Executive may resign employment with the Company for Good Reason by providing notice to the Company setting forth with reasonable detail the nature of the Good Reason within 30 days of the event giving rise to the Good Reason. Executive's Resignation for Good Reason shall only be effective if the Company has not cured or remedied the Good Reason event within 30 days of receipt of Executive's notice.
(h)Retirement Date. The Retirement Date shall mean January 31, 2015.
(i)Termination Date. The Termination Date shall mean the date Executive separates employment with the Company for any reason (including the Retirement Date).

(j)Termination For Cause. Termination for Cause shall mean a termination by the Company as a result of (1) substantial intentional failure to perform Executive's duties as an employee, (2) any breach of Executive's fiduciary duty or duty of loyalty to the Company, (3) conviction of a felony or fraud, (4) willful and/or gross misconduct in the performance of Executive's duties to the Company, (5) violation of any material company policy including any unauthorized use or disclosure of Proprietary or Confidential Information or any violation of the Company's Policy on Insider Trading, (6) conduct (through act or omission) that brings the Company into substantial public disgrace or disrepute, or, (7) failure to report to or perform for work for any significant period of time, other than for reasons of medical and approved personal excuses.
2.Current Employment, Retirement Intent and Consulting Agreement.
(a)Executive is currently employed as President and Chief Operating Officer and intends to remain employed as President and Chief Operating Officer at his currently existing salary and other compensation rate, through and including the Retirement Date. Except to the extent expressly otherwise provided herein, until the Retirement Date, Executive shall continue to be compensated on the same terms and conditions as in effect immediately prior to the Effective Date.
(b)It is Executive's intent to retire on the Retirement Date.
(c)From the Retirement Date through the end of the Consulting Period, Executive shall serve as an employee consultant to the Company on the terms set forth in this Agreement.
(d)During the Consulting Period, Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company's Chief Executive Officer. Such services may consist of any matters of concern to the Chief Executive Officer.
(e)During the Consulting Period, Executive will be classified as a regular full-time employee of the Company. Executive shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company.
3.Consulting Compensation.
(a)The Company agrees that Executive will receive compensation during the 9-week Consulting Period in the gross amount of $22,500.00 (the "Consulting Compensation"). The Consulting Compensation shall be payable in regular bi-weekly installments of $5,000.00 each, with a pro-rated initial payment of $2,500.00. These Consulting Compensation installments shall be paid in accordance with the Company's routine payroll practices beginning on the first regular payroll date following the commencement of the Consulting Period.
(b)The Company shall continue to provide Executive and his eligible dependents with health care benefit coverages (including medical, vision and dental benefit coverages) equivalent to those generally provided to senior executives in active employment with the Company during the Consulting Period. As of the last day of the month in which the Termination Date occurs, Executive's health care benefit coverages shall cease. At that time, the Company will provide Executive information regarding Executive's rights to extend Executive's medical coverage under COBRA.
(c)For the avoidance of doubt, the Consulting Compensation shall be in addition to any performance incentive bonus award to which Executive may be entitled under the Company's Performance Incentive Plan for Fiscal Year 2014. If Executive's Termination Date occurs after the end of the Company's fiscal year 2014 and the Company achieves its performance targets for company-wide metrics, the Company shall pay Executive the total amount of the performance incentive bonus award earned by Executive prior to the Termination Date under the Company's Performance Incentive Plan for Fiscal Year 2014. The final amount of the performance incentive bonus award will be based on the Company's audited financial statements for Fiscal Year 2014 and is subject to the approval of the Compensation Committee of the Company's Board of Directors. Such performance incentive bonus award shall be paid to Executive at a time determined by the Company in the ordinary course of business but no later than seventy-five (75) days after the last day of Fiscal Year 2014.
(d)Executive acknowledges and agrees that the Consulting Compensation payments and any performance incentive bonus award made under Section 3(c) shall be in full payment of any and all salary, bonus, severance or other payments to which Executive is or may otherwise be entitled after the Retirement Date.
(e)All payments under this Agreement shall be subject to any applicable federal, state or local income and employment withholding or other requirements. The Company shall withhold from all payments made pursuant to this Agreement appropriate tax and other withholdings, which shall be remitted and reported to the United States Internal Revenue Service and other appropriate taxing agencies in accordance with all federal, state and local tax requirements. Executive agrees that Executive shall be responsible for his tax liabilities associated with any payments made pursuant to this Agreement and that Executive shall indemnify and hold harmless the Company with respect to any tax liability or penalty relating to the payments or the matters encompassed herein.
4.Confidentiality; Nondisclosure of Information; Inventions; Non-Disparagement.
(a)Except as expressly permitted by the Company in writing or required by law, Executive shall not at any time disclose to any person or entity or use for Executive's own benefit or for the benefit of any person or entity other than the Company, any Proprietary or Confidential Information disclosed to, obtained by or developed by Executive during Executive's employment by the Company.
(b)Executive is aware of the restrictions imposed by federal and state securities laws on a person possessing material, non-public information. Executive further acknowledges that the disclosure of any material, non-public information to another person who would or does conduct trades in any securities while in possession of any material, non-public information is a violation of law, which could subject Executive and persons to whom the information was disclosed to civil and criminal penalties under the securities laws of the United States.
(c)Any and all Inventions made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during Executive's term of employment by the Company, that may be directly or indirectly useful in or related to the business of, or tests being carried out by, the Company, are the exclusive property of the Company. Executive hereby assigns all Inventions to the Company and will, upon the Company's request, whether before or after the Termination Date, execute all documents necessary or advisable in the opinion of the Company or its counsel to direct issuance of any type of intellectual property right to the Company with respect to Inventions that are the exclusive property of the Company or to vest in the Company title to such Inventions. The expense of securing any such intellectual property right shall be borne by the Company. Executive will keep confidential and will hold for the Company's sole benefit any Invention that is to be the Company's exclusive property for which no intellectual property right is issued.
(d)If Executive is compelled by applicable law or governmental regulation or compulsory legal process to disclose Proprietary or Confidential Information, Executive must notify the Company in advance and in writing, as soon as Executive is aware that disclosure is or may be required or appropriate, of the nature of any such proposed disclosure and the persons or entities to which such disclosure is proposed to be made, so that the Company has the opportunity to take such action as it deems necessary to protect its Proprietary or Confidential Information.
(e)Executive shall not make any disparaging or negative comments, whether oral or written, about the Company or any other Releasees and shall take reasonable steps necessary or appropriate to cause the members of Executive's family and Executive's advisors to abide by such disclosure restriction. This provision does not prohibit Executive from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction or (iii) making truthful statements in connection with any claim permitted to be brought by Executive under Sections 6(c) or (d).

5.Breach by Executive.
(a)Executive agrees that if Executive breaches Section 4 of this Agreement at any time, or if Executive's employment with the Company is terminated prior to April 4, 2014, (i) by the Company in a Termination For Cause or (ii) by Executive for any reason other than a Resignation for Good Reason, Executive's entitlement to receive the Consulting Compensation or any other compensation or benefits from the Company shall immediately cease.

(b)Both parties hereto recognize that the obligations of Executive under this Agreement are special, unique and of extraordinary character and if Executive hereafter fails to comply with the restrictions and obligations imposed upon Executive under this Agreement, the Company will not have an adequate remedy at law. It is agreed that under such circumstances, the Company, in addition to any other rights that it may have, shall be entitled to injunctive relief to enforce any such restrictions and obligations without the necessity of the Company to post a bond, and that in the event any actual proceedings are brought in equity to enforce any such restriction or obligation, Executive shall not raise as a defense that there is an adequate remedy at law. In the event the Company obtains an injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company all costs associated with obtaining the relief, including reasonable attorneys' fees and expenses and costs of suit. Nothing in this Agreement shall be construed to prohibit the Company from pursuing any other available remedies for any such failure or threatened failure, including without limitation termination of payments and recovery of damages from Executive.
(c)Executive will provide the Company with such information as the Company may from time to time reasonably request to determine Executive's compliance with Section 4 of this Agreement. Executive authorizes the Company or its agents to contact Executive's future employers and other persons or entities with which Executive has any business relationship to determine Executive's compliance with this Agreement or to communicate the contents of Section 4 of this Agreement to such employers and other persons or entities. Executive releases the Company from all liability for any damage arising from any such contacts or communications. The foregoing is in addition to, but not in lieu of, any and all rights the Company may have at law or in equity in the event of a breach of this Agreement by Executive.
6.Release and Waiver of Claims.
(a)Executive irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, causes of action, suits and debts, of whatever nature, related in any way to Executive's employment by any Releasee or termination thereof, occurring or accruing on or before the date Executive executes this Agreement, whether known or unknown, asserted or unasserted, that Executive now has, may have, or claims to have against the Company or any of the other Releasees. This includes any and all such claims or causes of action that Executive could make on Executive's own behalf, but also those that may or could be brought by any person or entity on Executive's behalf.
(b)The release and waiver set forth in Section 6(a) includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to (and in each case as it may have been amended): the Age Discrimination in Employment Act ("ADEA"); the Older Workers' Benefit Protection Act; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Family and Medical Leave Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act of 1990; the Occupational Safety and Health Act; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Health Insurance Portability and Accountability Act of 1996; Section 503 of the Rehabilitation Act of 1973; and any common law claims, including but not limited to those alleging wrongful discharge, intentional or negligent infliction of emotional distress, breach of contract, promissory or equitable estoppel, discrimination, defamation, invasion of privacy, negligence, breach of duty and/or claims for attorney's fees, punitive, compensatory and liquidated damages, expenses or costs.
(c)Notwithstanding Sections 6(a) and (b), the release set forth therein does not and is not intended to (i) release any claims that cannot be released by law, such as claims for workers compensation benefits, or (ii) preclude Executive from seeking a judicial determination of the validity of the release of Executive's rights under the Age Discrimination in Employment Act.
(d)Notwithstanding Sections 6(a) and (b), Executive retains the right to file a charge or complaint with any federal, state or local governmental agency, including, but not limited to, the Equal Employment Opportunity Commission, or to provide testimony or assistance with respect to, or otherwise participate in, any investigation, proceeding or hearing conducted by any such federal, state or local governmental agency. However, Executive waives any right to monetary or other recovery should any federal, state or local governmental agency pursue any claim on Executive's behalf relating in any way to Executive's employment by any Releasee or termination thereof, or to any of the claims that are otherwise subject to the release and waiver of claims set forth in this Agreement.
(e)Notwithstanding Sections 6(a) and (b), the release, waiver and other provisions of this Agreement do not diminish or otherwise adversely impact any vested benefits to which Executive might be entitled pursuant to any employee benefit plan maintained by the Company.
7.Return of Property and Cooperation
(a)All documents and other property that relate to the business of the Company are the exclusive property of the Company, even if Executive authored or created them. Executive represents and warrants that Executive will return to the Company on or before the Termination Date any and all such documents and property, including, but not limited to, electronic and paper documents, software, equipment (including, but not limited to, mobile devices, computers and computer-related items), and all other materials or other things (including, but not limited to, identification and keys) in Executive's possession, custody or control, as well as all copies and derivatives, in whatever form. Executive further represents and warrants that Executive will not retain any such documents and property, or any copies or derivatives thereof, in whatever form.
(b)At the Company's request, Executive shall be reasonably available to the Company and cooperate with the Company with respect to the investigation, defense or prosecution of matters that relate to any threatened, present or future claims or proceedings that involve the Company or the other Releasees and about which Executive reasonably may have knowledge. Executive acknowledges that providing such cooperation may include, without limitation, providing declarations, affidavits or statements, meeting with attorneys and other Company representatives to prepare for depositions or testimony and giving depositions and testimony. The Company shall pay Executive's reasonable costs and expenses incurred in connection with Executive's performance of Executive's obligations under this Section 7(b) at the request of the Company.
(c)Executive will promptly complete and return any director and officer questionnaire or provide similar information as may be requested by the Company in connection with filings to be made by the Company with the Securities and Exchange Commission and/or the NYSE Euronext.
8.Incentive Compensation Clawback. Executive understands and agrees that incentive compensation paid to him any time during the time he served as the President and Chief Operating Officer may be subject to clawback solely to the extent required by applicable law or any applicable securities exchange listing standards, including, but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee"). Such clawback may include forfeiture, repurchase, reimbursement and/or recoupment of compensation, including the retention bonus payment, and will be determined by the Committee.
9.Construction and Interpretations.
(a)If any provision of this Agreement is conclusively determined to be prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof or the enforceability thereof in such jurisdiction or the validity or enforceability of any provision hereof in any other jurisdiction.

(b)This Agreement is a fully integrated contract and sets forth the entire agreement between the parties with respect to the terms of Executive's separation from the Company, including the financial terms and the terms of Executive's release of and waiver of claims against the Company and the other Releasees. This Agreement fully supersedes any and all prior agreements or understandings between the parties. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns and may not be modified except in writing signed by both the Company and Executive. This Agreement or any right or obligation hereunder shall not be assignable or transferable by Executive, and any such purported assignment or transfer shall be null and void. This Agreement or any right or obligation hereunder shall be assignable or transferable by the Company, whether by operation of law or otherwise.
(c)The waiver by either party of the other party's breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by the other party of the same or a different provision.
(d)Except as set forth in Section 6 of this Agreement or as otherwise expressly set forth in this Agreement, this Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
(e)This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law. Executive irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise). Executive irrevocably waives any objection that Executive now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in such courts. Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania. Executive irrevocably waives Executive's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.
(f)The Consulting Compensation payments are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations thereunder ("Section 409A"), and the provisions of this Agreement shall be administered, interpreted and construed in accordance with and to implement such intent. Notwithstanding any provision of this Agreement to the contrary, Section 409A may impose upon Executive certain taxes or other charges for which Executive is and shall remain solely responsible, and nothing contained in this Agreement shall be construed to obligate the Company or any other Releasees for any such taxes or other charges, and in no event shall the Company or any other Releasees have any liability to Executive (or any other person) due to the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A or any other applicable law.
10.Jury Trial Waiver. In consideration of this Agreement, and the consideration provided under it, Executive irrevocably and unconditionally agrees not to elect a trial by jury and knowingly, intelligently and voluntarily waives all rights Executive has or may have had, but for this Agreement, to trial by jury in any proceeding, dispute, controversy or claim arising from or related to this Agreement.
11.Reasonable Opportunity to Review.
(a)Executive acknowledges that Executive has carefully read and fully understands the provisions of this Agreement, that Executive has had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that Executive's acceptance of the terms of this Agreement is both knowing and voluntary.
(b)Executive is hereby advised to consult with a lawyer of Executive's choosing, and Executive hereby acknowledges that Executive understands that right and has had an opportunity to consult with a lawyer of

Executive's choosing regarding Executive's lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.
(c)Executive represents and acknowledges that in executing this Agreement Executive does not rely and has not relied upon any representation or statement made by the Company or by any of the other Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise, except any representation or statement expressly set forth herein.
(d)Executive confirms that Executive has been given 21 days to consider the terms of this Agreement before signing this Agreement. If Executive executes this Agreement prior to the expiration of the 21-day period, Executive acknowledges that Executive does so solely because Executive already fully and carefully considered this Agreement before signing it. If the terms or form of this Agreement are revised or modified prior to the expiration of such 21-day period, such revision or modification shall not restart that 21-day period.
(e)Executive may revoke the release and waiver of claims under the Age Discrimination in Employment Act by delivering a written revocation to Deborah Victorelli, Senior Vice President of Human Resources, Dick's Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108, within 7 days after executing this Agreement.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE
OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below, each party evidences their intent to be legally bound by this Agreement.

DICK'S SPORTING GOODS, INC.

/s/ JOSEPH H. SCHMIDT		/s/ DEBORAH M. VICTORELLI
Joseph H. Schmidt		Deborah M. Victorelli
Senior Vice President of Human Resources

Date:	November 25, 2014	Date:	November 25, 2014